CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement
No. 333-110037 on Form N-1A of our reports dated
January 26, 2015 and February 23, 2015, relating to the financial statements and financial highlights of Pioneer Select Mid Cap Growth Fund and Pioneer AMT-Free
Municipal Fund each a series of Pioneer Series Trust II
("the Trust"), appearing in the Annual Reports on Form NCSR of the Trust for the year ended November 30, 2014 and December 31, 2014, respectively. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public
Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 24, 2015